Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of May 22, 2023 by and between Mawson Infrastructure Group, Inc. (the “Company”) and Rahul Mewawalla (the “Executive”) (together, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer and President; and

WHEREAS, the Executive has agreed to accept such employment on the terms and conditions set forth in this Agreement effective as of the date first set forth above (the “Effective Date” or the “Start Date”).

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the Parties herein contained, the Parties hereto agree as follows:

1. Term of Employment. The term of this Agreement shall commence on the Effective Date and continue until terminated in accordance with Section 7 hereof (the “Term of Employment”). During the Term of Employment, the Executive shall be an at-will employee of the Company and the Executive’s employment and the Term of Employment shall be freely terminable by either Party, for any reason, at any time, with or without Cause (as defined below) or notice (except as set forth herein).

2. Position. During the Term of Employment, the Executive shall serve as the Company’s CEO and President, and, if the Company so determines, of each of its subsidiaries (the Company, together with its parent company and its direct and indirect subsidiaries, the “Company Group”) for no additional compensation. While this Agreement is in effect, the Company shall nominate the Executive to serve on its Board of Directors (the “Board”) and shall include the Executive’s name on the list of proposed directors included in proxy statements distributed to the Company’s shareholders. Any service by the Executive on the Board shall be for no additional compensation. Executive shall be based in and working in the greater Seattle area in Washington (“Greater Seattle Area”) or in such other location as may be mutually agreed to by the Company and Executive. If the Company and Executive agree to a new location outside of the Greater Seattle Area, the Company shall cover all relocation costs of the Executive and his family in accordance with Company policy.

3. Scope of Employment. During the Term of Employment, the Executive shall have and perform duties and responsibilities consistent with the Executive’s position as CEO and President. At all times, the Executive shall perform and discharge faithfully, diligently, and in a professional manner, the Executive’s duties and responsibilities hereunder.

4. Outside Activities. Subject to the prior written approval of the Company, which shall not be unreasonably withheld, the Executive may serve on the board of directors, advisory board, or similar body of up to two (2) business organizations other than the Company, including publicly owned corporations or other for-profit entities, and organizations in which the Executive has made an investment (“Board Limit”). For avoidance of doubt, the Board Limit shall not apply or restrict the Executive from serving on the boards of directors of non-profit organizations, or participating in charitable, civic, educational, governmental or community activities and affairs. Notwithstanding the foregoing, the Executive’s activities with respect to the foregoing shall not, individually or in the aggregate, materially adversely affect the performance of the Executive’s duties to the Company, violate the provisions of this Agreement or any other agreement between the Executive and the Company or create a potential business or fiduciary conflict. The parties understand that the Executive currently exceeds the Board Limit. In order to allow the Executive a reasonable transition period to comply with the Board Limit, the Executive may continue to serve on all boards for a limited transition period, provided that (i) Executive uses his best efforts to resign within a reasonable period of time following the Effective Date and (ii) in all events, by no later than December 31, 2023 (or such later date as may be approved by the Chairman of the Board in his sole discretion), the Executive must resign from or otherwise cease to serve on one or more of the other boards on which the Executive serves as of the Effective Date to keep the total number of boards at or below the Board Limit at any given time. As of the Effective Date, all the board roles of the Executive have been disclosed to and are deemed as approved by the Company.

5. Compensation. As compensation for services rendered by the Executive during the Term of Employment, the Company will provide to the Executive the following:

(a) Base Salary. The Executive shall receive a base salary of $750,000 annually, which will be paid in bi-weekly installments. The Base Salary shall be subject to (i) review by the Board for increase, but not decrease, and (ii) increase on January 1 of each year commencing on January 1, 2024, to reflect the increase, if any, in the Consumer Price Index (“CPI”), as determined by the U.S. Bureau of Labor Statistics and published for the month of December in the year immediately preceding the year being adjusted over the CPI for the previous December and to be no less than 3% on an annual basis. If CPI becomes unavailable, a reasonable substitute reflecting annual retail price inflation, prepared by the U.S. Department of Labor or other government source mutually agreeable by the parties hereto shall be used. Base Salary shall be paid in accordance with the Company’s regularly established payroll procedure and may be increased periodically (but shall not be subject to decrease), as determined by the Board of the Company at its discretion. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

(b) Annual Bonus. Commencing with fiscal year 2024 and each year thereafter ending during the Term of Employment (each a “Performance Year”), Executive shall be subject to an annual performance evaluation by the Board (or a committee thereof) to assess achievement of performance goals as discussed and established in advance by the Board (or committee thereof), after consultation with the Executive based upon a target bonus of two components (i) cash bonus equal to one hundred twenty five percent (125%) of Base Salary and (ii) a stock bonus equal in value to 100% of Base Salary to be paid as restricted stock units. The determination of whether any annual bonus has been earned by the Executive in a particular Performance Year and the amount of such bonus shall in each case be reasonably determined by the Board (or a committee thereof) based upon the Executive’s performance and the Company’s performance during the Performance Year just ended, which performance will be measured against the annual goals previously established by the Board for the Performance Year (the “Annual Bonus”). The Annual Bonus, as determined, will be payable within ninety (90) days following the end of each Performance Year, subject to the Executive’s continued employment on the date of payment. For fiscal year 2023, the Executive will be entitled to a guaranteed pro-rata Annual Target Bonus (based upon the number of days during fiscal year 2023 that the Executive is employed by the Company), subject to the Executive’s continued employment on the date of payment.

(c) Signing Bonus. Within sixty (60) days following the Effective Date, Executive will receive a one-time fully vested restricted stock unit award with a grant date fair value equal to $500,000 (the “Sign-on Stock Award”) under the Company’s Equity Plan. If the Executive voluntary resigns without Good Reason or the Company terminates the Executive’s employment for Cause, in each case, prior to the first anniversary of the Effective Date, the Executive shall (i) forfeit shares received with respect to the Sign-on Stock Award on a pro-rata basis and (ii) repay to the Company on a pro-rata basis any proceeds received with respect to the Sign-on Stock Award.

(d) Income Tax Withholding. The Company may withhold from any compensation (including salary and/or bonuses) or benefits payable to the Executive all Federal, State, City or other taxes as shall be required pursuant to any applicable law or governmental regulation or ruling.

(e) Paid Time Off. Subject to the terms hereof, the Executive shall receive 21 days as paid time off per calendar year in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time, except as provided herein. For avoidance of doubt, for fiscal year 2023, the Executive shall receive thirteen (13) days as paid time off. Any unused paid time off shall carry forward.

(f) Benefits. The Executive may participate in any and all benefit programs that the Company establishes and makes available to its senior executives from time to time, provided that the Executive is eligible under (and subject to all provisions of) the plan documents governing those programs. These benefits currently include Medical, Dental, Vision, Life Insurance, Long Term and Short-Term Disability Options, Health Savings Account (HSA), and Employee Assistance Plan. Benefits are subject to change at any time in the Company’s discretion.

(g) Stock Options.

(i) Within sixty (60) days following the Effective Date, Executive will receive a stock option award (“Stock Option Award”) with terms as set forth herein. The Stock Option Award will have a ten (10) year term. The Stock Option Award will be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) to the fullest extent permitted by law. The Stock Option Award will provide that in the event a broker-assisted exercise (or similar mechanic) has not been adopted or made available by the Company, the Executive will have the right to reduce options to cover the exercise price and required withholding taxes and the Company shall implement the Executive’s election if made. The Stock Option Award shall become exercisable upon the achievement of the applicable “Milestone” set forth below and the Executive’s completion of a period of service measured from the Effective Date as set forth under “Vest” below. The Stock Option Award will have an exercise price equal to the opening price of the Company’s common stock on date of grant, and the parties understand that the $3.00 per share exercise price set forth in the table below is merely a placeholder for this price.

See Option Table below:

Options	Milestone (30 day north of)	Strike	# of Options	Vest
	$4.00	$3.00	500,000	12 months
	$5.00	$3.00	400,000	12 months
	$7.50	$3.00	300,000	12 months
	$10.00	$3.00	200,000	18 months
	$12.50	$3.00	100,000	24 months
	$15.00	$3.00	100,000	24 months
	$17.50	$3.00	100,000	24 months
	$20.00	$3.00	50,000	24 months

(ii) The Executive will also be eligible for an annual stock option grant at the good faith determination of the Board (or a committee thereof), at a level commensurate with the Executive’s position beginning with the Company’s 2024 fiscal year.

(h) Restricted Stock Units. Within sixty (60) days following the Effective Date, Executive will receive a one-time fully vested pro rata (based upon the number of days during fiscal year 2023 that the Executive is employed by the Company) restricted stock unit award with a grant date fair value equal to $1,000,000 (the “Inducement Stock Award”) (rounded to the nearest whole share of the Company’s common stock) under the Plan.

(i) Executive shall be eligible for annual additional grants of restricted stock units, as determined in good faith by the Board (or a committee thereof), at a level commensurate with the Executive’s position beginning with the Company’s 2024 fiscal year, and following fiscal years, with a grant date fair value equal to no less than $1,000,000 on an annual basis (rounded to the nearest whole share of the Company’s common stock).

(ii) The Stock Options, the Sign-on Stock Award, Restricted Stock Award, Inducement Stock Award and any future stock awards that the Executive may receive will each provide that in the event a broker-assisted exercise (or similar mechanic) has not been adopted or made available by the Company, the Executive will have the right and the Company shall cover the required tax withholding upon vesting (or in the case of options, exercise) by retaining shares of the vested stock award (in the case of awards of restricted stock or restricted stock units) or shares acquired upon exercise (in the case of stock options). In addition, in the case of any stock option grants, the Executive will have the right and the Company shall cover the exercise price by retaining shares acquired upon such exercise.

(i) Legal Fees. The Company will pay the reasonable legal fees and disbursements relating to the negotiation and documentation of the Executive’s employment arrangements with the Company, not to exceed $25,000, upon presentation of invoices therefor. In addition, the Company will pay the reasonable legal fees and disbursements relating to any future negotiations concerning any potential or effective change of control or with any acquirer or proposed acquirer of the Company with respect to such acquisition or proposed acquisition and any continued employment or any termination arrangements therewith promptly either in advance or upon presentation of invoices therefor, not to exceed $25,000 per each applicable event. For avoidance of doubt, nothing in this Section 6(h) shall limit any indemnification obligation that the Company may have to the Executive.

(j) Directors and Officers Insurance. The Company agrees to seek to obtain and maintain, a directors’ and officers’ liability insurance policy covering the Executive to the same extent the Company provides such coverage for its other executive officers and directors. The Executive shall be entitled to such rights regarding indemnification as are provided in the Company’s Charter and Bylaws, or the Executive’s indemnification agreement with the Company, as they may be amended from time to time.

6. Expenses. The Executive shall be entitled to reimbursement by the Company for all reasonable business and travel expenses (at least in-line with the customary travel expense practices of the Company with other senior executives) incurred by the Executive on the Company’s behalf during the course of the Executive’s employment with the Company, upon the presentation by the Executive of documentation itemizing such expenditures and attaching all supporting vouchers and receipts in accordance with the Company’s policies. Reimbursement will be made no later than thirty (30) calendar days after the expense is substantiated (which must occur within thirty (30) calendar days after the expense is incurred).

7. Termination and the Effect of Termination.

(a) General. If the Executive’s employment ceases for any reason, the Executive (or the Executive’s estate, as applicable) will be entitled to receive the following (the “Accrued Benefits”):

(i) any earned but unpaid compensation, including unused paid time off, to be paid in accordance with the Company’s regular payroll practices and with applicable law;

(ii) unreimbursed business expenses incurred, and for which expenses the Executive has provided appropriate documentation, in accordance with the Company’s policies; and

(iii) any amounts or benefits to which the Executive is then entitled under the terms of the benefit plans then sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A of the Code).

(b) Death or Disability. The Executive’s employment shall terminate automatically upon his death. The Company may terminate the Executive’s employment upon the occurrence of a Disability (as defined below), such termination to be effective upon the Executive’s receipt of written notice of such termination. In the event the Executive’s employment is terminated due to his death or Disability, the Executive or his estate or his beneficiaries, as the case may be, shall be entitled to the Accrued Benefits.

(c) Termination by the Company for Cause or by the Executive without Good Reason. This Agreement, the Term of Employment and the employment of the Executive shall terminate, (i) at the election of the Company for Cause (as defined below) upon written notice by the Company to the Executive, or (ii) at the election of the Executive, other than for Good Reason (as defined below), upon sixty (60) days’ prior written notice by the Executive to the Board (the “Notice Period”), provided that the Company may choose to end the Executive’s employment at any time during the Notice Period (without changing the classification of such termination of employment as a voluntary resignation by the Executive without Good Reason), but during the entire Notice Period (disregarding the Company’s election to end the Executive’s employment prior to the end of the Notice Period), the Company shall continue to pay the Executive his Base Salary, benefits (including continued accrual of paid time off benefits) and other remuneration at their then current levels. If the Executive’s employment is terminated in accordance with this Section 7(c), the Company’s obligations under this Agreement shall cease (other than as provided in this Section 7) and the Executive shall be entitled to the Accrued Benefits.

(d) Termination by the Company without Cause or by the Executive with Good Reason. In the event the employment of the Executive is terminated by the Company without Cause or by the Executive with Good Reason, the Company shall pay the Executive the Accrued Benefits. In addition, the Company shall:

(i) pay to the Executive an aggregate cash amount equal to the sum of (x) one full year of Base Salary plus (y) an amount equal to the Executive’s Annual Target Bonus for one full year payable as follows: (A) fifty percent (50%) shall be paid on the Payment Date (as defined below), (B) twenty five percent (25%) shall be paid on the first payroll date immediately following the three (3) month anniversary of the date of such termination of employment, and (C) the remaining twenty five percent (25%) shall be paid on the first payroll date immediately following the six (6) month anniversary of the date of such termination of employment;

(ii) pay to the Executive, in a single cash lump sum on the Payment Date, the Annual Bonus to be payable to the Executive for the immediately preceding Performance Year that has not yet been paid to the Executive as of the date of the Executive’s termination equal to the Target Bonus (without duplication of any other Annual Bonus paid or payable with respect to such immediately preceding Performance Year);

(iii) provide for the full and immediate acceleration of all unvested equity, including stock options and restricted stock units, of the Executive;

(iv) for a period of twelve (12) months following the Executive’s termination date, and provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to COBRA (Consolidated Omnibus Budget Reconciliation Act), continue to pay the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage. If the Company is unable to provide such benefit, the Company shall pay to the Executive a cash lump sum payment equal to the value of the unprovided benefit to cover benefits for the Executive and his family, including a tax gross-up. At the end of such twelve (12) month period, the Executive shall be entitled to such rights as the Executive may have to continue health insurance coverage at the Executive’s sole expense as are then accorded under COBRA, for the remainder of the COBRA coverage period; and

(v) notwithstanding the requirement that the Executive be an active employee of the Company on date of payment, pay to the Executive, in a single cash lump sum on the Payment Date, a prorated portion of the Executive’s Annual Bonus for the Performance Year in which the separation occurs under this subsection, irrespective of whether the performance goals applicable to such Annual Bonus have been established or satisfied, such prorated portion to be calculated by multiplying the Annual Target Bonus for such Performance Year by the quotient obtained by dividing the number of whole and partial months of the Performance Year during which the Executive has provided services to the Company by twelve (12).

Payments and benefits provided in this Section 7(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company Group or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(e) Release. In conjunction with the Executive’s receipt of the benefits described under Section 7(d) (such benefits, the “Severance Benefits”), the Company shall provide to the Executive and the Executive will execute and return to the Company a severance agreement and general release of claims substantially in the form set forth in Exhibit A hereof within sixty (60) days following the date of the Executive’s termination of employment (or such shorter period as may be directed by the Company and as permitted by law) (the sixty (60)-day anniversary of the Executive’s termination of employment shall be the “Payment Date”). Severance Benefits will be paid on the Payment Date. If the Company breaches its obligations to pay or provide the Severance Benefits in any material respect, following written notice from the Executive and a thirty (30) day period to substantially cure such breach, the general release of claims shall become void and non-binding on the Executive, but the Company shall not be released from its obligations to provide the payments and benefits described under Section 7(d).

(f) Exclusive Remedy. The amounts payable to the Executive following termination of employment and the Term of Employment hereunder pursuant to Section 7(d) hereof shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims that the Executive may have in respect of the Executive’s termination of employment with the Company or any of its affiliates, and the Executive acknowledges that such amounts are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Executive’s employment hereunder. If the Company breaches its obligations to pay or provide the Severance Benefits in any material respect, following written notice from the Executive and a thirty (30) day period to substantially cure such breach, this Section 7(f) shall become void and non-binding on the Executive, and the Executive shall be entitled to pursue any and remedies available to the Executive at law or in equity.

8. Non-disparagement. The Executive agrees not to make negative comments or otherwise disparage the Company or any of its affiliates or any of its or their respective partners, members, managers, officers, directors, employees, shareholders, agents, products, services or business. The Company agrees that the members of the Board and the individual executives who directly report to the Company’s Chief Executive Officer shall not make negative comments or otherwise disparage the Executive. The foregoing provisions shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including depositions in connection with such proceedings) and the foregoing limitation on the Company’s executives, including the Executive, and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

9. Return of Company Property. On or within a reasonable period of time following the date of the Executive’s termination of service with the Company for any reason, the Executive shall return all Proprietary Information (as defined below) or other property belonging to the Company or any of its affiliates (including any Company Group-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Executive shall certify in writing to the Company Group at the time of such return (or following the date of the Executive’s termination of employment upon the request of the Company) that all Company property has been returned. Without limiting the foregoing, Executive hereby agrees to cooperate with the Company’s representatives with respect to the return and safeguard of the Company’s property (including providing passwords) and, if directed by the Company, allow such representatives to oversee the process of erasing and/or permanently removing any such Proprietary Information or other property of the Company from any computer, personal digital assistant, phone, or other electronic device, or any cloud-based storage account or other electronic medium owned or controlled by the Executive. Following the cessation of the Executive’s employment with the Company, Executive shall not access (or assist others in accessing) the Company’s computer network, voice mail system, or other information systems, and the Executive shall not in any manner destroy, delay, delete or modify any data, information, or software stored in any computer, PDA, or other electronic equipment provided by the Company. Upon termination of the Executive’s employment for any reason, the Executive will promptly remove from any social media accounts that the Executive maintains any reference purporting to indicate that the Executive’s employment (or other service relationship) with the Company is current. Notwithstanding the foregoing, upon the Executive’s termination of employment, the Executive may retain, for his personal use, the possession of, and the Company shall transfer ownership of, the Company-issued laptop used by the Executive as of his date of termination of employment; provided, however, that the Company shall be entitled to image the laptop prior to such transfer and remove all Proprietary Information that exists on such laptop.

10. Definitions. As used in this Agreement:

(a) “Cause” shall mean a finding by the Board that the Executive: (1) materially and willfully breached this Agreement, provided that, the Executive was given prior written notice of such alleged breach and was granted a reasonable opportunity of not less than fifteen (15) days to substantially cure any such breach (if substantially curable); (2) materially and willfully breached a material term or condition of any other agreements to which he is bound as per this Agreement, provided that, the Executive was given prior written notice of such alleged breach and was granted a reasonable opportunity of not less than fifteen (15) days to substantially cure any such breach (if substantially curable); (3) engaged in gross and willful misconduct, fraud or embezzlement in his job duties (other than good faith immaterial expense account disputes), provided that the Executive was given prior written notice of such alleged conduct and was granted a reasonable opportunity of not less than fifteen (15) days to substantially cure any such conduct (if substantially curable); (4) was convicted of, or pleaded guilty to a felony crime (other than a traffic offense that does not cause serious bodily injury to another person), or (5) violated the Company’s written policies with respect to insider trading, anti-corruption, discrimination or harassment, provided that the Executive was given prior written notice of such alleged conduct and was granted a reasonable opportunity of not less than fifteen (15) days to substantially cure any such conduct (if substantially curable). The foregoing notwithstanding, Company may not terminate the Executive’s employment for Cause unless: (a) a determination that Cause exists is made and approved by three-quarters (3/4) of Company’s Board (excluding the Executive), (b) the Executive is given at least 15 days prior written notice of the Board meeting called to make such determination, and (c) the Executive and his legal counsel are given the opportunity to provide materials and address such meeting prior to a vote of the Board. The foregoing shall not limit the right of the Company to suspend the Executive from his day-to-day responsibilities with the Company pending the completion of such notice and cure procedures.

(b) “Disability” shall mean a material physical or mental illness or disability that prevents the Executive from performing the essential functions of the Executive’s position, with reasonable accommodations, for a period of more than any one hundred twenty (120) consecutive days or for periods aggregating more than twenty-six (26) weeks in any twelve (12) month period. The Executive shall cooperate in all respects with the Company if a question arises as to whether the Executive has become disabled (including submitting to reasonable examinations by one or more qualified medical doctors and other qualified health care specialists located in the Greater Seattle Area selected by the Company and acceptable to the Executive and authorizing such medical doctors and other health care specialists to discuss the Executive’s condition with the Company on a confidential basis. The Board shall determine in good faith whether the Executive is unable to perform the duties provided for herein.

(c) “Good Reason” shall mean the occurrence, without the Executive’s prior written consent, of any of the following events: (1) a change in the Executive’s reporting relationship such that the Executive no longer reports directly to the Board; (2) a diminution in any of the Executive’s titles or a material reduction in the authority, duties, or responsibilities of the Executive or the assignment to the Executive of duties or responsibilities materially inconsistent with the Executive’s position; (3) a 10% or greater reduction of the Executive’s Base Salary or aggregate annual remuneration opportunity (excluding, for the sake of clarity, the Executive’s one-time Sign-on Stock Award from the calculation of the Executive’s aggregate annual remuneration opportunity); (4) failure by the Board to nominate the Executive to the Board; (5) the requirement for the Executive to relocate his primary residence to a location more than fifty (50) miles from its then current location; or (6) any action or inaction of the Company that constitutes a material breach by the Company of its obligations to the Executive under this Agreement. No resignation will be treated as a resignation for Good Reason unless (A) the Executive provides written notice describing the grounds for Good Reason to the Board of the Executive’s intention to terminate employment for Good Reason within thirty (30) days after the first occurrence of such circumstances, (B) the Executive provides the Company with at least thirty (30) days to cure the circumstances, and (C) if the Company is not successful in substantially curing the circumstances, the Executive ends the Executive’s employment within ninety (90) days following the cure period.

11. Amendments. Any amendment to this Agreement shall be made in writing and signed by the Parties hereto.

12. Notice.

If to the Executive:

At the physical address and personal email shown in the books and records of the Company.

If to the Company:

At the Company’s principal executive offices
Attention: Board of Directors and General Counsel

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced in Seattle, Washington or, if appropriate, a federal court located within the Western District of the State of Washington, and the Company and the Executive each consents to the jurisdiction of such a court. Each Party expressly acknowledges, confirms and agrees that he or it is and has been individually represented by legal counsel in negotiating the terms of this Agreement, including, without limitation, with respect to the choice of Washington law to govern this Agreement and the sole and exclusive venue of courts within Seattle, Washington with respect to any disputes arising under this Agreement.

14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive. The Executive further acknowledges and agrees that the Executive’s employment with the Company includes service to the Company Group and the Executive’s employer of record may be a member of the Company Group other than the Company, although the Parties agree that any such designation is being made for reasons of administrative convenience and shall have no effect on the substantive rights and obligations of either Party under this Agreement.

15. Effect of Section 409A of the Code. For purposes of this Agreement, a termination of employment will mean a “separation from service” as defined in Section 409A of the Code, and each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Section 409A of the Code. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 15 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-l(h). Solely for purposes of this determination, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code. Neither the Company nor the Executive will have the right to accelerate or defer the delivery of any payments or benefits subject to Section 409A of the Code except to the extent that would not create any additional tax liability to the Executive under Section 409A of the Code. This Agreement is intended to comply with the provisions of Section 409A of the Code and this Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in this Agreement will have the meanings given such terms under Section 409A of the Code if and to the extent required to comply with Section 409A of the Code. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. In no event whatsoever shall the Company Group or its affiliates be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A of the Code or damages for failing to comply with Section 409A of the Code.

16. Proprietary and Confidential Information.

(a) The Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include discoveries, ideas, inventions, algorithms, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), and all in-house built technology and software, customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. This definition shall not alter any different definition of “confidential information” or any equivalent term under applicable state or federal law for purposes of such applicable state or federal law. Unless required by law, the Executive will not disclose any Proprietary Information to any person or entity or use the same for any purposes (other than in the performance of his duties as an employee of the Company). Nothing in this Agreement prohibits Executive from disclosing Proprietary Information pursuant to subpoena or other lawful process, provided that, if he is served with a subpoena or process, he will notify the Company promptly so that Company can decide whether it wishes to seek a protective order or other appropriate relief.

(b) Nothing in this Agreement is intended to or shall prevent, impede or interfere with the Executive’s right, without prior notice to the Company, to provide information to the government, participate in investigations, file a complaint, testify in proceedings regarding the Company’s past or future conduct, or engage in any activities protected under any whistleblower statutes.

(c) While employed by the Company, the Executive will use the Executive’s diligent and commercially reasonable efforts to prevent unauthorized publication or disclosure of any of the Company’s Proprietary Information. Notwithstanding the foregoing, the following will not be considered Proprietary Information: information that was already in the public domain at the time of receipt or that came into the public domain thereafter, in each case, through no act by the Executive in breach of any confidentiality obligation.

(d) The Executive agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company.

(e) The Executive agrees that his obligation not to disclose or to use information and materials of the types set forth above, and his obligation to return materials and tangible property, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive in the course of the Company’s business.

17. The Defend Trade Secrets Act. The Parties understand and agree that notwithstanding the Executive’s obligations to protect Proprietary Information, the Executive may disclose Proprietary Information or trade secrets in confidence to a federal, state, or local government official, directly or indirectly, or to an attorney advising the Executive about such disclosures, provided that the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law. The Parties also understand that should the Executive ever file a lawsuit against the Company claiming retaliation, or if the Executive is involved in any other lawsuit or proceeding, the Executive may disclose Proprietary Information or trade secrets to the Executive’s attorney and use it in a court proceeding if the Executive: (a) files under seal any document containing the Proprietary Information, and (b) does not disclose the Proprietary Information except pursuant to a court order.

18. Inventions, Developments, and Works.

(a) The Executive acknowledges and agrees that all drafts, records, memoranda, notes, compositions, writings, diaries, drawings, photographs, graphics, logos, sketches, audio-visual material, films, pictures, sound recordings, charts, software, algorithms, ideas, Inventions, code, and any other materials, including any invention that is or contains copyrightable material and the technology, mobile applications and algorithms and all in-house built technology and software, and all derivatives and updates thereto, authored or prepared by the Executive, in whole or in part, or that the Executive authors, creates, prepares, in whole or part, during the Executive’s engagement with the Company or within the scope of his or her engagement as a service provider, but excluding Excluded Works (defined below) (“Works”), are deemed works made for hire, owned and authored by the Company, as that term is defined in the Copyright Laws of the United States of America. To the extent that any such Works are deemed not to be works made for hire, the Executive irrevocably and without limit hereby assigns all current and future right, title, and interest and all copyright in the Works throughout the world to the Company (or its designee) as set forth above. The Executive expressly waives any ownership claim, now or in the future, in the Works; any right or claim of any right to create new derivative works or adaptations based on the Works in the future; and the right to apply for or file any copyright registrations for the Works or any part of them. The Executive acknowledges that the Company has the sole right to apply for, obtain, and own copyright registrations and use the copyright notices to the Works. The Executive now and forever expressly waives any right of publicity, attribution, and integrity, including any so-called moral rights or equivalents thereof, arising under U.S. federal law and under any state law and under the laws of any other country that conveys rights of the same nature.

(b) The Executive acknowledges and agrees that any and all Inventions made, conceived, discovered, reduced to practice or developed, by the Executive alone or with others, during the Executive’s engagement with the Company belong to the Company (“Executive Inventions”). The Executive will promptly and fully disclose to the Company all Executive Inventions. Executive hereby irrevocably transfers and assigns to the Company or its designee (if not otherwise transferred by law), as its exclusive property, the entire worldwide and perpetual right, title and interest in all Executive Inventions, including (but not limited to) any patent applications, patents, trade secrets, or confidential information. Executive agrees that these obligations bind Executive’s assigns, executors, administrators, and other legal representatives. “Inventions” means any and all discoveries, ideas, improvements, innovations, inventions, information, know-how, processes, or techniques, in whole or in part, whether patentable or not, which generally relate to or are useful to the Company’s current or future business.

(c) The Executive will cooperate fully with the Company, during and after his engagement as an employee for the Company, with respect to the protection of the Company’s intellectual property rights in the Works and Executive Inventions anywhere in the world, including signing all papers that the Company requests that the Executive sign to perfect or protect those rights at Company’s expense and upon Company compensating the Executive or his estate for his time. The Executive agrees that these obligations are binding on the Executive’s assigns, executors, administrators, heirs and other legal representatives.

(d) The Executive acknowledges and agrees that the Executive has no right to use or seek registration for any Work, Executive Invention, trade name, trademark, service mark, trade dress, logo, or other source identifying designation owned or used by or licensed to the Company (“Company Intellectual Property”) and shall not challenge or assist another party in challenging the Company’s ownership in or the validity of Company Intellectual Property.

(e) “Excluded Works” means any work or invention created by Executive entirely on Executive’s own time, for which no equipment, supplies, facilities, or Proprietary Information of the Company was used, which does not relate to any of the services set forth in this Agreement, and which does not relate to the Company’s business at the time of work or invention. In furtherance of the foregoing, the Executive hereby acknowledges and agrees that, in accordance with Section 49.44.140 of the Revised Code of Washington, following the Effective Date, this Section 18(e) does not require the Executive to assign or offer to assign to the Company any Invention that the Executive develops entirely on the Executive’s own time without using the Company Group’s equipment, supplies, facilities or trade secret information, except for those Inventions that either: (a) relates directly to the Company Group’s business, or actual or demonstrably anticipated research or development; or (b) result from any work performed by the Executive for the Company Group. To the extent a provision in the foregoing purports to require Executive to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of the State of Washington and is unenforceable. This limited exclusion does not apply to any patent or Invention covered by a contract between the Company Group and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

19. Non-Competition. The Executive acknowledges and agrees that (i) the Executive performs services of a unique nature for the Company Group that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company Group, (ii) the Executive has had and will continue to have access to Proprietary Information, which, if disclosed, would unfairly and inappropriately assist in competition against the Company Group, (iii) in the course of the Executive’s employment by or service with a competitor, the Executive would inevitably use or disclose such Proprietary Information, (iv) the Company Group and its affiliates have substantial relationships with their customers and the Executive has had and will continue to have access to these customers, and (v) the Executive has generated and will continue to generate goodwill for the Company Group and its affiliates in the course of Executive’s service. Accordingly, during the Executive’s employment with the Company Group and, to the extent permitted under the laws of the State of Washington, for the twelve (12) month period following the date of Executive’s termination of employment for any reason, the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in the Restricted Business in the Restricted Territory. The foregoing limitation shall include the Executive providing services or advice to a person or company, or pursuing on the Executive’s own behalf, with respect to the review, analysis or diligence of a Restricted Business in connection with an investment, acquisition, merger, corporate transaction or otherwise. “Restricted Business” means (i) any business or enterprise for whom the following businesses constitutes a majority (at least 51%) of the Company’s revenue (based on its latest annual consolidated financial statements): – (a) that develops and operates cryptocurrency mining data center facilities, and/or provides cryptocurrency mining hosting services (for avoidance of doubt, this excludes general data center facilities), and/or (ii) any business in which the Company Group is engaged on the date of the Executive’s termination of employment which constitutes more than twenty percent (20%) of the Company’s revenue (based on its latest annual consolidated financial statements), and which at the time of the termination of the Executive’s employment for any reason shall not comprise more than 100 businesses, which shall be named in a written list provided by the Company to the Executive). “Restricted Territory” means, individually and collectively: (i) the geographic area(s) within a fifty (50) mile radius of (A) any and all Company Group location(s) in, to, or for which the Executive worked, to which the Executive was assigned or had any responsibility (either direct or supervisory) at the time of termination of the Executive’s employment and at any time during the twelve (12) month period prior to such termination; and (B) all of the specific customer accounts, whether within or outside of the geographic area described in (i)(A) above, with which the Executive had any contact or for which the Executive had any responsibility (either direct or supervisory) at the time of termination of the Executive’s employment and at any time during the twelve (12) month period prior to such termination; and (ii) any city(ies), county(ies), parish(es), municipality(ies), province(s), or state(s) of the United States (or similar geographic area of another country) that contain the geographic area(s) described in subpart (i) above. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than five percent (5%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company, so long as the Executive has no active participation in the business of such corporation.

20. Non-Solicitation of Customers and Suppliers. While the Executive is employed by the Company Group and for a period of one (1) year after the termination or cessation of such employment for any reason, the Executive will not directly or indirectly, either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the actual clients, customers, accounts or business partners of the Company Group.

21. Non-Solicitation of Employees. While the Executive is employed by the Company Group and for a period of one (1) year after the termination or cessation of such employment for any reason, the Executive will not directly or indirectly, either alone or in association with others: (i)solicit, induce or attempt to induce, any employee or independent contractor of the Company Group to terminate his or her employment or other engagement with the Company Group, or (ii) recruit, or attempt to recruit, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company Group at any time during the term of the Executive’s employment with the Company Group; provided, that this clause (ii) shall not apply to the recruitment or other engagement of any individual whose employment or other engagement with the Company has been terminated for a period of three months or longer.

22. Remedies. The Executive acknowledges and agrees that the Company’s remedies at law for a material breach or substantiated threatened material breach of any of the provisions of Sections 16 and 18-21 hereof (collectively, the “Executive Covenants”) would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a material breach or a substantiated threatened material breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security. In the event of a violation by the Executive of the Executive Covenants, without limitation of any other rights or remedies, any severance (if any) or other benefits being paid or provided to the Executive shall immediately cease, and any severance previously paid (if any) to the Executive shall be immediately repaid to the Company (less $500, which the Executive acknowledges and agrees is sufficient consideration for the Executive’s release of claims), provided that, the Executive was given prior written notice of such material breach or substantiated threatened material breach and was granted a reasonable opportunity of not less than fifteen (15) days to substantially cure any such material breach or substantiated threatened material breach. The existence of any claim or cause of action by the Executive against the Company Group or any of its affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company Group or its affiliates of Sections 16 and 18-21 of this Agreement, which will be enforceable notwithstanding the existence of any breach by the Company Group or its affiliates.

23. Captions and Pronouns. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

24. Interpretation. The Parties agree that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party. References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms.

25. Severability. Each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if a court of competent jurisdiction determines any of the provisions contained in this Agreement to be unenforceable because the provision is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it will be construed, by amending, limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the Parties. In the event of any violation of the provisions of the Executive Covenants, the Executive acknowledges and agrees that the post-termination restrictions contained in such violated Executive Covenant shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation; provided in no event shall the non-competition or non-solicitation covenants set forth in Sections 19-21 of this Agreement extend beyond eighteen (18) months following the date of the Executive’s termination of employment. This Agreement does not, in any way, restrict or impede the Executive from exercising the Executive’s rights under Section 7 of the National Labor Relations Act or exercising other protected rights to the extent that such rights cannot be waived by agreement.

26. Entire Agreement and Survival. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. The Executive Covenants shall survive the termination or expiration of the Term of Employment and the Executive’s employment with the Company Group and shall be fully enforceable thereafter.

27. Clawback Policy. Notwithstanding anything in this Agreement or otherwise to the contrary, the Executive acknowledges and agrees that the Company may be entitled or required by law, pursuant to a policy of the Company (the “Clawback Policy”) or the requirements of an exchange on which the Company’s shares are listed for trading, to recoup compensation paid to the Executive pursuant to this Agreement or otherwise, and the Executive agrees to comply with any such request or demand for recoupment by the Company to the extent consistent with either (a) written Company policy and in effect during Executive’s Term of Employment or (b) applicable law. The Executive acknowledges that the Clawback Policy may be modified from time to time in the sole discretion of the Company.

28. Conflicts of Interest. The Executive acknowledges and agrees that the Executive is strictly prohibited from offering or accepting bribes, kickbacks, and similar payments directly or indirectly. In addition, the Executive will not offer, approve, or give money, gifts, or anything else of value to customers or government officials unless it is legal, reasonable, and free of any intent, understanding, or appearance that it will, or could, improperly influence a business decision or government action. Likewise, the Executive will report transactions which could be perceived as money laundering, such as overpayments and unauthorized payments to third parties, and the Executive agrees to follow all Company Group procedures related to acceptable forms of payment.

29. Duty of Loyalty. The Executive hereby acknowledges and agrees that at all times during the Executive’s employment with the Company Group, the Executive will faithfully and diligently perform the Executive’s duties to the Company Group, will owe a fiduciary duty and duty of loyalty to the Company Group in accordance with the laws of the State of Delaware, and will use the Executive’s diligent and professional efforts to promote and develop the business of the Company Group.

30. Cooperation. Upon the receipt of reasonable notice from the Company Group (including outside counsel retained by the Company), the Executive agrees that while employed by the Company Group and for a period of twenty-four (24) months thereafter (except for assistance related to a claim being actively defended or asserted by the Company Group, which shall continue until such claim is no longer being defended or asserted by the Company Group, as the case may be), the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company Group, and will provide reasonable assistance to the Company Group, its affiliates and their respective representatives in defense of any claims that may be made against the Company Group or its affiliates, and will assist the Company Group and its affiliates in the prosecution of any claims that may be made by the Company Group or its affiliates, to the extent that such claims may relate to the period of Executive’s employment or service with the Company Group (collectively, the “Claims”), all at the Company’s cost and expense (subject to the Company Group’s then applicable expense reporting and reimbursement policies and procedures). The Executive agrees to promptly inform the Board in writing if the Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company Group or its affiliates. The Executive also agrees to promptly inform the Board (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company Group or its affiliates (or their actions) or another party attempts to obtain information or documents from the Executive (other than in connection with any litigation or other proceeding in which the Executive is a party-in-opposition) with respect to matters the Executive believes in good faith to relate to any investigation of the Company Group or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company Group or its affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, the Executive shall not communicate with anyone (other than the Executive’s attorneys and tax and/or financial advisors and except to the extent that the Executive determines in good faith is necessary in connection with the performance of the Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company Group or any of its affiliates without giving prior written notice to the Board. The Company agrees to promptly reimburse the Executive for out-of-pocket travel, lodging, meals and duplication expenses, and post termination pay for his time based on the equivalent of the Executive’s Base Salary at the time of his termination of employment incurred in connection with such cooperation pursuant to the Company’s expense policy as in effect from time to time.

31. Corporate Opportunities. During the period of the Executive’s employment with the Company Group, in accordance with the requirements of Delaware law, the Executive will submit to the Board all business, commercial and investment opportunities or offers presented to the Executive or of which the Executive becomes aware which relate to the Company Group or its business (“Corporate Opportunities”). During the period of the Executive’s employment with the Company Group, unless approved by the Board, the Executive will not accept or pursue, directly or indirectly, any Corporate Opportunities on the Executive’s own behalf without prior approval of the Board.

32. Representations. Each Party represents and warrants to the other Party that (a) such Party has the legal right to enter into this Agreement and to perform all of the obligations on such Party’s part to be performed hereunder in accordance with its terms, (b) such Party is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent such Party from entering into this Agreement or impede such Party from performing all of such Party’s duties and obligations hereunder, and (c) such Party is not the subject of any proceeding or investigation related to a felony, crime of moral turpitude or material violation of criminal or securities law.

33. Dispute Resolution. In the event of a dispute between the Parties, the Parties agree to engage in non-binding mediation using a mutually agreed upon mediator based in Seattle, Washington paid for by the Company. If the dispute cannot be mutually resolved within 60 days of the commencement of mediation, each Party retains all legal rights to commence legal proceedings.

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